Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm and to the use of our report effective September 30, 2001, in the Cimarex Energy Co. Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission on or about March 10, 2004.

NETHERLAND, SEWELL & ASSOCIATES, INC.

Dallas, Texas

March 9, 2004